Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports First Quarter 2019 Financial Results and

Highlights Recent Company Progress

– FDA Extends Review Period for Selinexor New Drug Application to July 6, 2019 –

– Selinexor MAA Validated in Europe; Approval Decision Expected by End of 2019 –

– Conference Call Scheduled for Today at 8:30 a.m. ET –

NEWTON, Mass. – May 9, 2019 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a clinical-stage pharmaceutical company, today reported financial results for the first quarter 2019 and provided an overview of recent accomplishments and clinical development progress for its innovative drug pipeline, including for selinexor, Karyopharm’s first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound.

“It’s been an active first quarter of 2019, which included a U.S. Food and Drug Administration (FDA) Oncologic Drugs Advisory Committee (ODAC) meeting to review our selinexor New Drug Application (NDA) and the subsequent extension of the Prescription Drug User Fee Act (PDUFA) action date by three months to July 6, 2019,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “We are working closely with the FDA while they complete their Priority Review of the selinexor NDA. Looking ahead to the remainder of 2019, we are highly focused on the potential U.S. commercial launch for selinexor. We are also continuing to advance our additional selinexor programs, including in earlier line multiple myeloma, diffuse large B-cell lymphoma, liposarcoma and endometrial cancer.”

First Quarter 2019 and Recent Events

Selinexor in Multiple Myeloma

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FDA Extends Review Period for NDA to July 6, 2019. On Feb 26, 2019, the FDA held an ODAC meeting to review the selinexor NDA requesting accelerated approval. The committee was specifically asked to vote on whether the approval of selinexor should be delayed until the results from the ongoing, randomized Phase 3 BOSTON study are available. In a vote of 8 Yes and 5 No, the ODAC recommended that the approval decision for selinexor should be delayed until the results of the BOSTON study are available. Following the ODAC meeting, and at the FDA’s request, Karyopharm submitted additional, existing clinical information as an amendment to the NDA. On March 14, 2019, the FDA extended the PDUFA action date for the selinexor NDA by three months to July 6, 2019. The NDA is currently under Priority Review by the FDA and is seeking accelerated approval for selinexor in combination with dexamethasone as a new treatment for patients based on the results of the Phase 2b STORM study in patients with triple class refractory multiple myeloma who were previously exposed to all five of the most commonly prescribed anti-myeloma therapies currently available. Although the FDA will consider the recommendation of the ODAC panel, the final decision regarding the approval of the product is made by the FDA solely, and the recommendations by the panel are non-binding.

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European Medicines Agency (EMA) Validates Marketing Authorization Application (MAA). On January 8, 2019, Karyopharm submitted a MAA to the EMA requesting conditional approval for selinexor, in combination

Targeting Disease at the Nuclear Pore

with dexamethasone, as a new treatment for patients based on the results of the Phase 2b STORM study in patients with triple class refractory multiple myeloma who were previously exposed to all five of the most commonly prescribed anti-myeloma therapies currently available. As a customary part of the marketing application review process, Karyopharm received the consolidated list of questions from EMA in early May 2019 and anticipates receiving additional feedback based on routine site audits and other activities. Karyopharm plans to promptly address the questions and feedback with EMA. To provide adequate time to evaluate the application and allow Karyopharm to respond to questions and feedback, the EMA has switched from an accelerated review to a traditional review. The Company expects to receive a decision on the application by the end of 2019.

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Pivotal Phase 3 BOSTON Study in Progress. Karyopharm’s pivotal, randomized Phase 3 BOSTON study is progressing and, in January 2019, the Company announced the completion of patient enrollment in the study. Top-line data is expected by the end of 2019 or into 2020 contingent upon the occurrence of progression-free survival (PFS) events, the primary endpoint of the study. The BOSTON study is evaluating 100mg of selinexor dosed once weekly in combination with the proteasome inhibitor Velcade® (bortezomib) (once weekly) and low dose dexamethasone (SVd), compared to standard twice weekly Velcade and low dose dexamethasone (Vd) in patients with multiple myeloma who have had one to three prior lines of therapy. Data from the BOSTON study, if positive, would be used to support regulatory submissions to the FDA and EMA requesting the use of selinexor in patients with multiple myeloma who received at least one prior therapy. Regulatory approvals based on the results from the BOSTON study would also confirm accelerated and/or conditional approvals based on data from the Phase 2b STORM study.

Selinexor in Diffuse Large B-Cell Lymphoma (DLBCL)

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NDA and MAA Expected to be Submitted in the First Half of 2020. Following the positive top-line results from the Phase 2b SADAL study which were presented at ASH 2018, Karyopharm expects to submit an NDA to the FDA and MAA to the EMA requesting accelerated and conditional approval, respectively, for patients with relapsed or refractory DLBCL after at least two prior multi-agent therapies and who are ineligible for stem cell transplantation including CAR-T (chimeric antigen receptor modified T cell) therapies. In addition to Orphan Drug Designation, selinexor was granted Fast Track designation by the FDA in 2018.

Selinexor in Solid Tumors

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Phase 3 SIENDO Study Evaluating Selinexor as Maintenance Therapy in Endometrial Cancer Will Now Be Conducted as a Company Sponsored Study. During the first quarter of 2019, an Investigational New Drug Application (IND) was submitted and accepted by FDA for a randomized, blinded Phase 2/3 study evaluating selinexor versus placebo as a maintenance therapy in patients with advanced or recurrent endometrial cancer following one prior platinum-based treatment. There are currently no approved therapies to treat patients with advanced or recurrent endometrial cancer in the maintenance setting. The primary endpoint of the SIENDO study is PFS. This study was previously an investigator sponsored study and has subsequently transitioned to a company sponsored study led by Professor Ignace Vergote, MD, PhD, Head of the Department of Obstetrics and Gynaecology and Gynaecologic Oncology at the Catholic University of Leuven, Belgium. Karyopharm is targeting enrollment completion for SIENDO in 2020.

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Ongoing Phase 3 Portion of the Phase 2/3 SEAL Study in Liposarcoma. Karyopharm previously reported positive results from the Phase 2 portion of the randomized, blinded Phase 2/3 SEAL study evaluating single-

Targeting Disease at the Nuclear Pore

agent selinexor versus placebo in patients with previously treated, advanced unresectable dedifferentiated liposarcoma. Enrollment is currently ongoing in the Phase 3 portion of the SEAL study and, assuming a positive outcome on the primary endpoint of PFS, the Company intends to use the data from the SEAL study to support NDA and MAA submissions requesting approval for selinexor for patients with advanced unresectable dedifferentiated liposarcoma. Top-line data from the Phase 3 portion of the SEAL study are anticipated in 2020.

Eltanexor

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Phase 1/2 Eltanexor Data in Metastatic Castrate-Resistant Prostate Cancer (mCRPC) Presented at ASCO-GU 2019. At the American Society of Clinical Oncology (ASCO) 2019 Genitourinary Cancers Symposium in February, Jingsong Zhang, MD, PhD, H. Lee Moffitt Cancer Center and Research Institute, presented preliminary results from an ongoing Phase 1/2 investigator-sponsored study investigating eltanexor (+/- abiraterone) in patients with advanced cancers. The presented results showed that amongst the 23 patients with mCRPC evaluable for efficacy, 9% achieved a partial response and 74% achieved stable disease (≥8 weeks). The median treatment duration was 145 days, with three patients remaining on treatment as of November 19, 2018. Amongst the 30 patients evaluable for safety, treatment-related adverse events (TRAEs) occurring in ≥30% of patients included fatigue (80%; 17% Grade (Gr)≥3), nausea (70%; 0% Gr≥3), decreased appetite (60%; 0% Gr≥3), diarrhea (47%; 3% Gr≥3), weight decreased (47%; 3% Gr≥3), vomiting (40%; 7% Gr≥3), anemia (40%; 13% Gr≥3), neutropenia (33%; 13% Gr≥3), dysgeusia (33%; 0% Gr≥3) and thrombocytopenia (30%; 7% Gr≥3). There were two Gr4 TRAEs (neutropenia and elevated AST). Enrollment in the mCRPC arm of the study is now complete.

Verdinexor

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$1.25 Million Grant from the U.S. Department of Defense (DoD) Awarded to Explore Use of Verdinexor in Spinal Cord Injury (SCI). A $1.25 million grant from the DoD was secured by an academic collaborator, with the assistance of Karyopharm, to study verdinexor (KPT-335) in preclinical models of SCI. The goal of this research is to establish the extent to which oral administration of verdinexor promotes tissue preservation and recovery of function following spinal cord injury. Verdinexor is also being studied as a potential anti-viral agent in a variety of human viral indications and for the treatment of systemic lupus erythematosus (SLE). For SLE, a $2.0 million grant was awarded from the National Institute of Health in 2018 and research is ongoing. The purpose of this grant is to investigate oral verdinexor activity in models of B-cell generation, double-stranded DNA antibody levels, and persistence of self-reactive antibody secreting cells.

Medical Congress Activity and Presentation of Data

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Two Selinexor Abstracts Selected for Presentation at ASCO 2019. Two selinexor abstracts have been selected for presentations at the upcoming ASCO 2019 Annual Meeting taking place May 31-June 4, 2019 in Chicago. The first abstract, titled “Efficacy and Safety of Selinexor in Recurrent Glioblastoma,” (Lassman, et al; Abstract #2005) was selected for an oral presentation and describes results from the Phase 2 KING study evaluating single-agent selinexor in patients with recurrent glioblastoma. The second abstract, titled “Overall Survival (OS) with Oral Selinexor Plus Low Dose Dexamethasone (Sd) in Patients with Triple Class Refractory-Multiple Myeloma (TCR-MM),” (Richardson, et al; Abstract #8014; Poster Board #340) was selected for a poster presentation and highlights overall survival (OS) data from the Phase 2b STORM study evaluating selinexor

Targeting Disease at the Nuclear Pore

and low-dose dexamethasone in patients with triple class refractory multiple myeloma who have been previously exposed to all five of the most commonly prescribed anti-myeloma therapies currently available.

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Seven Preclinical Abstracts Presented at AACR 2019. Seven posters highlighting preclinical data for selinexor were presented at the recent American Association for Cancer Research (AACR) 2019 Annual Meeting. These posters described research evaluating selinexor in various preclinical models of high unmet need cancers, including multiple myeloma, chronic lymphocytic leukemia, breast, pancreatic, lung and metastatic brain cancers. A complete list of these presentations can be accessed by visiting the AACR 2019 website at https://www.aacr.org/Meetings/Pages/MeetingDetail.aspx?EventItemID=174.

Corporate Updates

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Michael P. Mason Appointed Chief Financial Officer. Karyopharm appointed Michael P. Mason as Chief Financial Officer. Mr. Mason formerly served as Vice President of Finance and Treasurer at Alnylam Pharmaceuticals, Inc., a public biopharmaceutical company. He brings over 18 years of diversified financial experience to Karyopharm and has extensive expertise in global financial operations and controls, financing transactions, business planning and supporting pharmaceutical product launches.

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Tina Clark Beamon, Esq. Appointed Chief Compliance Officer. Karyopharm appointed Tina Clark Beamon, Esq. as Chief Compliance Officer. Ms. Beamon formerly served as Executive Director of Compliance and Ethics at Alexion Pharmaceuticals. Prior to Alexion, she served as the head attorney for the Oncology Division and the Consumer Healthcare Division at Boehringer Ingelheim USA Corporation. She brings 21 years of healthcare industry experience to Karyopharm and will serve an integral role in building upon Karyopharm’s existing high operating standards and its ongoing commitment to corporate compliance and ethics.

First Quarter 2019 Financial Results

Cash, cash equivalents and investments as of March 31, 2019, including restricted cash, totaled $265.1 million, compared to $330.9 million as of December 31, 2018.

License and other revenue for the quarter ended March 31, 2019 was $0.2 million, compared to $10.0 million for the quarter ended March 31, 2018.    The revenue in 2018 was from the $10.0 million upfront payment for the asset sale of KPT-350 to Biogen in the first quarter of 2018.

For the quarter ended March 31, 2019, research and development expense was $38.0 million compared to $41.3 million for the quarter ended March 31, 2018. Karyopharm expects research and development expense to decrease going forward in 2019 compared to the first quarter of 2019. For the quarter ended March 31, 2019, general and administrative expense was $27.1 million compared to $7.6 million for the quarter ended March 31, 2018. The increase in general and administrative expenses compared to the prior year period was due primarily to the hiring of the Karyopharm commercial team and related commercial launch preparation activities to support the potential U.S. commercial launch of selinexor.

Karyopharm reported a net loss of $66.2 million, or $1.09 per share, for the quarter ended March 31, 2019, compared to a net loss of $38.5 million, or $0.78 per share, for the quarter ended March 31, 2018. Net loss includes stock-based compensation expense of $3.9 million and $4.2 million for the quarters ended March 31, 2019 and March 31, 2018, respectively.

Targeting Disease at the Nuclear Pore

Financial Outlook

Based on its current operating plans, which assume a selinexor commercial launch by July 2019, Karyopharm expects its operating expenses, excluding stock-based compensation expense, for the full year 2019 to be in the range of $200 million to $215 million. The Company expects that its existing cash, cash equivalents and investments will be sufficient to fund its operations into the second half of 2020, also assuming the commercial launch of selinexor by July 2019. If the FDA decides to delay its approval decision for selinexor until the BOSTON data are available, Karyopharm will re-evaluate its spending expectations for 2019. Additional key activities expected in 2019 include supporting the ongoing multiple myeloma regulatory filings for selinexor in the U.S. and Europe, progressing the pivotal Phase 3 BOSTON study in multiple myeloma and preparing for NDA and MAA submissions in the U.S. and Europe, respectively, in DLBCL.

Further Information About Potential Accelerated Approval for Selinexor in Multiple Myeloma

The FDA instituted its Accelerated Approval Program to allow for expedited approval of drugs that treat serious conditions and that fill an unmet medical need based on a surrogate endpoint or an intermediate clinical endpoint thought to predict clinical benefit, like overall response rate. Accelerated approval is available only for drugs that provide a meaningful therapeutic benefit over existing treatments at the time of consideration of the application for accelerated approval, which the FDA has reiterated in its feedback to the Company. Particularly in disease areas with multiple available and potential new therapies, such as multiple myeloma, accelerated approval carries a high regulatory threshold. Consistent with its general guidance, the FDA has noted to the Company its preference for randomized studies geared toward full approval, which the Company has undertaken with the ongoing pivotal, Phase 3 BOSTON study, and has reminded the Company that accelerated approval requires patients to have exhausted all available approved therapies.

Conference Call Information

Karyopharm will host a conference call today, Thursday, May 9, 2019, at 8:30 a.m. Eastern Time, to discuss the first quarter 2019 financial results, recent accomplishments, clinical developments and business plans. To access the conference call, please dial (855) 437-4406 (local) or (484) 756-4292 (international) at least 10 minutes prior to the start time and refer to conference ID 9756776. A live audio webcast of the call will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq:KPTI) is a clinical-stage pharmaceutical company focused on the discovery and development of novel, oral first-in-class drugs directed against nuclear transport and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). The Company’s initial focus is on seeking regulatory approval and commercialization of its lead drug candidate, oral selinexor (KPT-330). In 2018, Karyopharm reported positive data from the Phase 2b STORM study evaluating selinexor in combination with low-dose dexamethasone in patients with triple class refractory multiple myeloma who have been previously exposed to all five of the most commonly prescribed anti-myeloma therapies currently available. Selinexor has been granted Orphan Drug Designation in multiple myeloma and Fast Track designation for the patient population evaluated in the STORM study. Karyopharm’s New Drug Application has been accepted for filing and granted Priority Review by the FDA,

Targeting Disease at the Nuclear Pore

and oral selinexor is currently under review by the FDA as a possible new treatment for patients based on the results of the Phase 2b STORM study in patients with triple class refractory multiple myeloma who were previously exposed to all five of the most commonly prescribed anti-myeloma therapies currently available. The Company has also submitted a Marketing Authorization Application to the European Medicines Agency with a request for conditional approval. Selinexor is also being studied in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). In 2018, Karyopharm reported positive top-line results from the Phase 2b SADAL study evaluating selinexor in patients with relapsed or refractory DLBCL after at least two prior multi-agent therapies and who are ineligible for transplantation, including high dose chemotherapy with stem cell rescue. Selinexor has received Fast Track designation from the FDA for the patient population evaluated in the SADAL study. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON), as a potential backbone therapy in combination with approved therapies (STOMP), in liposarcoma (SEAL), and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding our expectations relating to submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the anticipated timing of such submissions and actions, and the potential availability of accelerated approval pathways, the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor, the plans for commercialization and financial outlook and projections. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that regulators will agree that selinexor qualifies for accelerated approval in the U.S. or conditional approval in the E.U. as a result of our clinical data, including the data from the STORM study in patients with triple class refractory myeloma or the SADAL study in patients with relapsed or refractory DLBCL, or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange

Targeting Disease at the Nuclear Pore

Commission (SEC) on February 28, 2019, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp

Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

Argot Partners

David Rosen

212-600-1902 | david.rosen@argotpartners.com

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$83,506	$118,021
Short-term investments	180,918	210,178
Prepaid expenses and other current assets	7,011	6,413

Total current assets	271,435	334,612
Property and equipment, net	3,617	3,863
Operating lease right-of-use assets	11,448	—
Long-term investments	—	2,001
Restricted cash	714	716

Total assets	$287,214	$341,192

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,266	$4,332
Accrued expenses	28,868	32,493
Deferred revenue	10,650	9,362
Operating lease liabilities	1,375	—
Deferred rent	—	390
Other current liabilities	701	327

Total current liabilities	43,860	46,904
Convertible senior notes	104,368	102,664
Operating lease liabilities, net of current portion	14,457	—
Deferred revenue, net of current portion	3,245	4,532
Deferred rent, net of current portion	—	3,922

Total liabilities	165,930	158,022
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 60,864,445 and 60,829,308 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	6	6
Additional paid-in capital	861,215	857,156
Accumulated other comprehensive loss	(28)	(244)
Accumulated deficit	(739,909)	(673,748)

Total stockholders’ equity	121,284	183,170

Total liabilities and stockholders’ equity	$287,214	$341,192

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended, March 31,
	2019	2018
License and other revenue	$155	$10,000
Operating expenses:
Research and development	37,974	41,321
General and administrative	27,103	7,621

Total operating expenses	65,077	48,942

Loss from operations	(64,922)	(38,942)
Other income (expense):
Interest income	1,771	509
Interest expense	(2,998)	—
Other expense	(2)	(14)

Total other income (expense), net	(1,229)	495

Loss before income taxes	(66,151)	(38,447)
Income tax provision	(10)	(12)

Net loss	$(66,161)	$(38,459)

Net loss per share—basic and diluted	$(1.09)	$(0.78)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	60,856,295	49,602,809